Exhibit 99.1

Bed Bath & Beyond Inc. Receives NASDAQ Delisting Notice

Special Meeting of Shareholders Cancelled

UNION, New Jersey, April 25, 2023 - Bed Bath & Beyond Inc. (Nasdaq: BBBY), today announced that it was notified by the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that Nasdaq had determined to delist the Company’s common stock as a result of the Company’s commencement of voluntary proceedings under Chapter 11 of the United States Bankruptcy Code. Nasdaq informed the Company that trading in the Company’s common stock would be suspended at the opening of business on May 3, 2023.

Additionally, the Company is also announcing the cancellation of its previously announced Special Meeting of Shareholders that was scheduled for May 9, 2023. The Company is also withdrawing from consideration all proposals set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 5, 2023.

Bed Bath & Beyond Inc. and certain of its subsidiaries filed for voluntary Chapter 11 protection on April 23, 2023.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com and buybuybaby.com.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com